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                                                                Exhibit 2.1




   Deed No.
   --------


                            SHARE PURCHASE AGREEMENT
                            ------------------------

                                 July 21, 1995
                                 -------------
     The parties to this agreement are Ziff-Davis Verlag GmbH ("Ziff-Davis"), a company with limited liability organized under the laws of Germany, registered in the Commercial Register of Munich under No. HRB 92283, with its principal offices at Riesstrasse 25, 80992 Munich and Helmut Kunkel ("Kunkel"), residing at Dietlindenstrasse 20b, 80802 Munich (each a "Seller"; together, "Sellers"), on the one hand, and SoftKey International Inc., a Delaware corporation ("Buyer"), on the other hand.

        Sellers are the sole shareholders and own the aggregate share capital (the "Shares") of tewi Verlag GmbH (the "Company"), a company with limited liability organized under the laws of Germany, registered in the Commercial Register of Munich under No. HRB 104319, with its principal office at Riesstrasse 25, 80992 Munich. Sellers wish to sell, and Buyer wishes to purchase and acquire, the Shares on the terms and conditions set forth in this agreement. The sale of the Shares shall also be referred to as the "Transactions".

     Accordingly, it is agreed as follows:

     1.   Transactions.
          ------------

          1.1 SALE OF SHARES. Sellers hereby sell to Buyer, and Buyer hereby purchases from each of the Sellers, all of their respective Shares in the Company, including earnings accrued and undistributed, as set forth below:

          Kunkel: one share having a nominal value of DM 20,000

          Ziff-Davis: one share having a nominal value of DM 30,000;

     Sellers hereby assign to Buyer the Shares with all rights and obligations relating thereto, such assignments and transfer to be effective the date hereof (the Closing Date) subject to receipt of the Share Purchase Price pursuant to section 1.2 hereof. Buyer hereby accepts these assignments and transfers by Sellers.

          1.2 CONSIDERATION. As aggregate consideration for the sale of the Shares, Buyer shall

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   pay Sellers for the Shares (i) by wire transfer to one or more accounts to be designated by Ziff-Davis on behalf of Sellers, DM 17,900,000 in immediately and irrevocably available funds (the "Cash Purchase Price") on the date hereof, (ii) 99,045 shares (the SoftKey Shares) of common stock, par value of $.01 per share, of Buyer (the Common Stock) which shall be subject to the terms of the Stock Restriction and Repurchase Agreement by and between Buyer and Kunkel (the Stock Restriction and Repurchase Agreement) in the form attached hereto as Exhibit A, and
   (iii) a number of additional shares of Common Stock (the Additional SoftKey Shares) to be determined in accordance with the Earn-Out Agreement by and between Buyer and Kunkel (the Earn-Out Agreement) in the form attached hereto as Exhibit B and which shares shall be subject to the Earn-Out Agreement and the Stock Repurchase and Restriction Agreement. The Cash Purchase Price, the SoftKey Shares, and the Additional SoftKey Shares are referred to collectively as the Share Purchase Price . The Cash Purchase Price shall be allocated in accordance with Exhibit C. All payments to be made under this agreement shall be made plus VAT, if applicable.

          1.3 COMPANY INDEBTEDNESS. All indebtedness for borrowed money of the Company to Ziff-Davis, Ziff-Davis Publishing Company or any of their respective subsidiaries or affiliates or any of their respective successors or assigns, including, without limitation, any amounts owed by the Company to Ziff- Davis or any of its successors or assigns pursuant to the loan agreement dated January 1, 1994 with Ziff- Davis (as supplemented by an agreement dated June 9, 1995) and the pledge agreement dated June 10, 1994 in favor of Ziff-Davis are hereby canceled without any further action of, or further payments by, the Company or any other party to any such agreement. Ziff-Davis hereby releases the Company of any and all liability for indebtedness for borrowed money. Any rights of Ziff-Davis under the pledge agreement hereby revert to the Company. Assigned receivables and assets transferred under the pledge agreement are herewith reassigned and retransferred to the Company by Ziff-Davis.

          1.4 ADJUSTMENT. The Share Purchase Price set forth in section 1.2 above shall be subject to adjustment in accordance with this section 1.4.

               (a) Not later than 60 days following the Closing Date, Sellers shall prepare, or cause to be prepared, and deliver to Buyer a balance sheet (the "Closing Balance Sheet") which shall set forth the current assets and current liabilities of the Company as of the Closing Date as if the Closing Date were the Company's normal year end. Buyer shall provide Sellers with access to the Company's books and records and all other information as may be necessary in order to prepare the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in English in accordance with German generally accepted accounting principles.

               (b) The Closing Balance Sheet shall set forth the total current assets and

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   total current liabilities of the Company as of the Closing Date, and the excess of total current assets over total current liabilities shall be referred to as the "Closing Date Amount". If the Closing Date Amount is greater than the corresponding amount shown on the Balance Sheet referred to in section 2.5 below (the "Balance Sheet Amount"), then Buyer shall pay to Sellers the amount by which the Closing Date Amount exceeds the Balance Sheet Amount. If the Closing Date Amount is smaller than the Balance Sheet Amount, then Sellers shall refund to Buyer the amount by which the Balance Sheet Amount exceeds the Closing Date Amount.

               (c) The Closing Balance Sheet shall be deemed accepted by Buyer unless Buyer shall have objected in writing (which writing shall provide reasonable details) to any item in the Closing Balance Sheet not later than 30 days following its receipt by Buyer from Sellers. If Buyer and Sellers are unable to resolve in good faith all of their disagreements within 60 days of Buyer's objections, such disagreements shall be referred for resolution to the Munich office of an internationally recognized independent public accounting firm mutually agreed upon by Buyer and Sellers (or in the absence of such agreement Buyer and Sellers shall, within 10 days following the 60-day period referred to above, request the president of the Munich chamber of commerce (Industrie- und Handelskammer f#r M#nchen und Oberbayern) to determine such accounting firm). The determination of such accounting firm shall be final and binding upon the Sellers and Buyer, and the fees of such accounting firm shall be divided in accordance with sections 91 et seq. of the German Code of Civil Procedure.

               (d) For purposes of this section 1.4, (i) current assets shall include only:

     Cash and Cash Equivalents

        Accounts Receivable (net of allowances including, without limitation, provisions for bad debt) Inventories (net of allowances) Other Current Assets (such as tax refunds, employee advances, deferred operating expenses) Prepaid Expenses (author advances, licensing advances) and
     (ii) current liabilities shall include only:

     Accounts Payable

     Accrued Expenses (trade invoices, payroll, vacation, bonus, author fees, license fees Other Current Liabilities (such as payroll taxes, VAT, bank liabilities)

          1.5  COMPANY BY-LAWS.    Sellers hereby waive their rights of first
   refusal which they have under section 13 (1) as well as any option rights under section 13 (2) and (3) of the by-laws (Gesellschaftsvertrag) of the Company and will take all action necessary to cancel such by-laws effective the Closing Date. On the Closing Date, Buyer will pass a shareholder resolution adopting new Company by-

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   laws in the form attached hereto as Exhibit F, and Kunkel hereby accepts such new by-laws and hereby waives any right or privilege he may have had under the by-laws of the Company in effect prior to the Closing Date.

     2. REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers represent and warrant, jointly and severally, to Buyer as follows:

          2.1 ORGANIZATION AND CAPITALIZATION OF COMPANY; OWNERSHIP OF SHARES. The Company is a limited liability company duly organized and validly existing under the law of the Federal Republic of Germany. The Company's registered share capital is DM 50,000, comprised of one share having a nominal value of DM 30,000 and one share having a nominal value of DM 20,000. All of the Shares were validly created and have been fully paid. There are no outstanding options, warrants, rights or commitments of any kind to acquire or dispose of any of the Shares and there are no outstanding securities convertible into any shares of the Company; nor does the Company have any obligations to issue any such options, warrants, rights or securities. Other than as set forth in the by-laws of the Company, in agreements between Sellers entered into, or proxies granted, in connection with this agreement or as required by applicable laws or regulations, there are no voting agreements or arrangements, proxies or any existing agreements or arrangements that require or permit any Shares to be voted by or at the discretion of anyone other than the owner and there are no restrictions of any kind on the transfer of any Shares.

               Sellers are the owners of the Shares of the Company set forth opposite their respective names in section 1.1 and those Shares represent, in the aggregate, all of the registered share capital of the Company. Upon receipt of the Share Purchase Price by Seller pursuant to Section 1.2, the Buyer will receive good and valid title to all of the Shares of the Company, free and clear of any claim, lien, charge, security interest or encumbrances.

          2.2 ORGANIZATION OF ZIFF-DAVIS; ENFORCEABILITY OF AGREEMENT. Ziff-Davis is a limited liability company duly organized and validly existing under the laws of the Federal Republic of Germany and has the full power and authority to enter into and perform this agreement in accordance with its terms. The execution, delivery and performance of this agreement by each Seller and the Company has been duly authorized by all necessary actions of each Seller and the Company, and this agreement has been duly executed and delivered by such Seller and the Company and constitutes the valid and binding obligation of such Seller and the Company, enforceable against it or him in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general.

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          2.2A SUBSIDIARIES; INVESTMENTS.  The Company does not own or hold any shares or stock or any other security or interest in any other corporation, partnership, association or joint venture or any rights to acquire any such security or interest, and the Company has never had any subsidiary.

          2.3 NO VIOLATION; CONSENTS OF THIRD PARTIES. The execution, delivery and performance of this agreement by Sellers and the consummation of the Transactions will not (i) conflict with or result in the breach of, or constitute a default (or give rise to any right of payment, termination or acceleration) under, any lease, agreement, commitment or other instrument, or violate any order, judgment or decree, to which either Seller or the Company is a party or by which he or it is bound; (ii) constitute a violation by either Seller or the Company of any applicable law or regulation affecting the validity of this agreement; or (iii) result in the creation of any lien, charge or encumbrance upon any of the properties of the Company. Except as set forth in section 6.8 of this agreement, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of Sellers in connection with the execution, delivery and performance of this agreement.

          2.4 TITLE TO ASSETS; SUFFICIENCY OF ASSETS. The Company has, upon the execution of this agreement, good and valid title to, or a valid leasehold or license interest in, in each case, free and clear of any lien, charge or encumbrance (other than liens, charges or encumbrances arising in the ordinary course of business), all properties and assets, necessary to continue the Company's business as conducted prior to the date of this agreement.

          2.5 FINANCIAL INFORMATION. Schedule 2.5 contains a complete copy of the audited balance sheet as at December 31, 1994 (the "Balance Sheet") and audited income statement of the Company for the fiscal year ending December
   31, 1994 (together, the "Financial Statements").   The Financial Statements
   are in agreement with the books and records of the Company as at the date indicated, have been prepared in accordance with generally accepted accounting principles in the Federal Republic of Germany consistently applied except as may be stated on the notes or in the opinion to the Financial Statements, and accurately and fairly present the assets, earnings and financial position of the Company as of December 31, 1994.

          2.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent provided for in the Balance Sheet, as of December 31, 1994 the Company had no liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise that would have been required to be reflected in the Balance Sheet in accordance with German generally accepted accounting principles. Since December 31, 1994, except for obligations under leases, commitments and other agreements referred to in Schedule 2.7 or otherwise entered into in the ordinary course of business and involving amounts less than DM 50,000

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   individually, the Company has not incurred any liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise.

          2.7 AGREEMENTS. Schedule 2.7 contains a complete and correct list of: (i) all leases, contracts, commitments and agreements to which the Company is a party or by which it is bound that require a payment by the Company of more than DM 50,000 per annum; (ii) all material software license agreements and all material author agreements for books published by the Company; and (iii) all distribution, joint venture, translation and license agreements that are material to the conduct of the Company's business. The leases, contracts, commitments and agreements listed on Schedule 2.7 include all leases, contracts, commitments and agreements necessary to permit the Company or Buyer to conduct the Company s business in the same manner as the Company has conducted such business prior to the date hereof. Each of the agreements listed on Schedule 2.7 is a valid and binding obligation of the Company and is enforceable by the Company against the respective other party or parties thereto in accordance with its terms and, except as set forth on that schedule, there has not been any material breach of or default or event of default under any such agreement by the Company and no notice of termination has been given or received with respect to any such agreement. Except as set forth on Schedule 2.7, to the best knowledge of the Sellers and the Company, no other party to any of the agreements listed on Schedule
   2.7 is in default in the performance of any material covenant or obligation to be performed by it pursuant to any such agreement or has given notice that it intends to terminate, or alter in any way adverse to the Company, its performance under such agreement.

          2.8 EMPLOYEES. Schedule 2.8 contains a true and complete list of the names as well as a list of the positions and current monthly (i.e., 1/13 of the annual figure, consistent with customary practice) compensation of
   all employees of the Company.   The terms of the written employment
   agreements with such employees have been made available for examination by Buyer. Except as set forth in Schedule 2.8 the Company is not a party to or bound by any pension, annuity, retirement, stock option, stock purchase, savings, profit sharing or deferred compensation plan or agreement, or any retainer, consultant, bonus, group insurance, severance or other incentive or benefit contract, plan or arrangement. Except as set forth in Schedule 2.8, there have been no changes (from the terms disclosed to Buyer) in any employment agreement with any of the employees other than changes resulting from collective bargaining agreements and there are no promises or commitments of the Company or either Seller regarding future salary or bonus payments or any future benefits of any of the employees other than annual increases in the ordinary course of not more than 5% over the current salary of the employee that are not part of any general across-the-board salary increase.

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          2.9  TRANSACTIONS WITH AFFILIATES.  Except as set forth in Schedule
   2.9, the Company is not a party to any contract with either Seller or an affiliate of either Seller. All transactions entered into between the Company and either Seller or any affiliate of either Seller prior to the date hereof have been entered into on an arm s length basis. For purposes hereof, an affiliate of a Seller shall mean any corporation, partnership, limited liability company or other entity controlled directly or indirectly by such Seller, under common control with such Seller or directly or indirectly controlling such Seller, or any officer or director of any such entity, or any member of the immediate family of any such officer or director; "control" shall mean ownership of a majority of the voting equity of an entity or the power to otherwise direct its management.

          2.10 LITIGATION; COMPLIANCE WITH LAWS; PERMITS. There are no judicial or administrative actions, proceedings or investigations pending, or to the best of Sellers' and the Company s knowledge threatened, that question the validity of this agreement or any action taken or to be taken by either Seller in connection with this agreement. Except as set forth on
   Schedule 2.10, there is no litigation, proceeding or governmental investigation pending or, to the best of Sellers' knowledge, threatened, or any order, injunction or decree outstanding, against the Company which, if resolved against the Company, would have a material adverse effect on the financial condition or assets of the Company. The Company to the best of Sellers and the Company s knowledge is not in violation of any applicable law, regulation, ordinance, or any other requirement of any governmental body or court the violation of which would have a material adverse effect on the Company's business, operations or financial condition and no notice has been received by the Company alleging any such violation. The Company has full corporate power and authority and all material permits, licenses, franchises and other authorizations necessary to own and operate its properties and to carry on its business as now conducted and consistent with past practices.

          2.11 TRADEMARKS; INTELLECTUAL PROPERTY. Schedule 2.11 contains a complete and correct list of all patents, trademarks, trade names, service marks and logos owned by the Company (and all applications for any of the foregoing). The Company owns or possesses the valid right to use all such items listed on Schedule 2.11 as well as all copyrights and all patent, trademark, software and know-how licenses (all the foregoing, Intellectual Property) in a manner necessary for the continued conduct of its business as now conducted and consistent with past practices. Those items of Intellectual Property that are owned by the Company are owned free and clear of all liens, security interests and other charges and encumbrances (other than liens, security interests, charges and encumbrances arising in the ordinary course of business). The Company is not infringing upon any patent, trademark, trade name, service mark, logo or copyright or other intellectual property right of any third party. No such proceedings have been instituted or are pending

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   or, to the Sellers' or the Company's knowledge, threatened, and no claim has been received by the Company or either Seller alleging any such violation. To the best of Sellers' and the Company s knowledge, there is no violation by others of any patent, trademark, trade name, service mark, logo or copyright owned or used by the Company.

          2.12 ABSENCE OF CERTAIN CHANGES. Since December 31,1994 until the date of this agreement the Company has been operated in the ordinary course and consistent with past practice, and there has not been any material adverse change in the Company's properties, assets, business, operations or financial condition.

          2.13 REAL PROPERTY. The Company does not own any real property. The real property leased by the Company is in reasonably good operating condition and is adequate, sufficient and suitable for its present uses and purposes, and the Transactions will not adversely affect the Company's right to use those properties for the same purpose and to the same extent as they were being used by the Company prior to the date of this agreement.

          2.14 TAXES. Except as set forth on Schedule 2.14, all tax returns required to be filed by the Company prior to the Closing Date have been filed (or extensions have been requested) and all taxes due (including without limitation any required tax prepayments) have been fully paid. The Company has paid, or made provision in its Financial Statements for payment of, all taxes of the Company accrued through the date of the Financial Statements and has withheld all amounts for taxes and mandatory contributions to social security required to be withheld by it. The reserve for taxes reflected in the Balance Sheet is and the reserve for taxes in the Closing Balance Sheet will be adequate for the payment of all liabilities for all taxes payable by the Company.

          2.15 TANGIBLE PROPERTY. Except as set forth on Schedule 2.15, as of the date of this agreement, all machinery, equipment and other tangible assets owned or used by the Company is in good operating condition and in good condition of maintenance and repair, and adequate for the operation of the Company's business as now conducted and consistent with past practices.

          2.16 INSURANCE. Schedule 2.16 contains a complete list of all insurance policies held by the Company. All of such insurance policies are in full force and effect, and the Company is not in default with respect to its obligations under any such insurance policies.


     3.   Representations and Warranties by Buyer.
          ---------------------------------------
          Buyer represents and warrants to the Sellers as follows:
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                                      9


          3.1 THE BUYER'S ORGANIZATION. The Buyer is a corporation duly organized and validly existing and in good standing under the law of Delaware and has the full power and authority to enter into and perform this agreement in accordance with its terms.

          3.2 ENFORCEABILITY OF AGREEMENT. The execution, delivery and performance of this agreement by Buyer has been duly authorized by all necessary action of Buyer and this agreement constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general.

          3.3 NO VIOLATION; CONSENTS OF THIRD PARTIES. The execution, delivery and performance of this agreement by Buyer will not (i) conflict with or result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree, to which Buyer is a party or by which it is bound; (ii) constitute a violation by Buyer of any applicable law or regulation affecting the validity of this agreement; or (iii) result in the creation of any lien, charge or encumbrance upon any of the properties of the Company. Except as stated in section 6.8, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of Buyer in connection with the execution, delivery and performance of this agreement that has not been obtained.

          3.4 FINANCING. Buyer has available to it sufficient cash to pay the Share Purchase Price and any other amounts to be paid by it in order to consummate the Transactions.

     4.   Further Agreements of the Parties.
          ----------------------------------

          4.1 CONSENTS. Sellers shall use their best efforts to cooperate with Buyer in obtaining any consents and approvals, if any, required to carry out the Transactions.

          4.2 EXPENSES; TRANSFER TAXES. Buyer and Sellers shall bear their own respective expenses incurred in connection with this agreement and in connection with all obligations required to be performed by each of them under this agreement. Buyer shall pay any and all transfer taxes, value added tax, and notarial fees in connection with the sale of the Shares.

          4.3  Non-Competition.
               ----------------

               (a) Ziff-Davis shall not (except as stated in section 4.3(b) or 4.3(c)) for a period of three years following the Closing Date, directly or indirectly, engage or be interested in any business or entity which engages, anywhere in Germany, in German speaking cantons of Switzerland or in Austria, in the business of (i) publishing print books in the German language on the subject of computer technologies or (ii) publishing consumer software products on CD-ROMs. Ziff-Davis shall be deemed

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   to be interested in a business or entity if Ziff-Davis is engaged or interested in that business or entity as a stockholder, agent, broker, partner, lender, consultant or otherwise, but not if such interest is limited solely to the ownership of 5% or less of the equity or debt securities of any class of a corporation whose shares are publicly traded.

               (b) Nothing in section 4.3 (a) shall be construed as a restriction on Ziff- Davis' right to engage in the development, marketing, publishing, selling, licensing, distributing and otherwise dealing with any other type of publication (including but not limited to magazines, newsletters, directories and databases and one-shot supplements and special issues related to any of the foregoing) in print or any other medium now in use or hereafter developed (including but not limited to CD-ROM and online services); provided, for such purpose, software shall not be deemed to be a publication .

               (c) Notwithstanding the provisions of section 4.3(a) and 4.3(b), Ziff-Davis shall be permitted to engage in any or all of the following activities:

                    (i) dealing with third parties that may compete with the Company in the ordinary course of conducting Ziff-Davis' non-book businesses (e.g., Ziff-Davis may accept advertising for books published by third parties, may distribute third parties' books and software via its online services, and may review and feature books and software products in its magazines, online services and other publications);

                    (ii) publication of software manuals and user documentation for software products that are owned by or developed for Ziff-Davis;

                    (iii) subject to section 3(d), publication of books and CD-ROM or other portable electronic media that are not sold but are only distributed as cover mounted newsstand premiums or subscription premiums (even if such CD-ROMs and other media contain solely Restricted Software (as defined below));

                    (iv) publication of transcripts of seminars, conferences, audiovisual products (e.g., television programs) operated or produced by Ziff-Davis;

                    (v) licensing editorial content from magazines and other print and electronic publications and trademarks to third-party publishers of books provided such arrangements are on terms and conditions that are customary for such intellectual property licenses (i.e., do not grant Ziff-Davis any rights to actively manage or participate in such third party's book business); and

                    (vi) publication of software in CD-ROM; provided, the principal contents of any CD-ROM permitted by this clause 4(c)(vi) shall not be comprised of fully functional versions of any of the following (alone or in combination with each other): lifestyle software (E.G., travel planners,

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                                      11


   recipe, gardening or home decoration software), entertainment software (E.G., games or multimedia edutainment software), educational software (E.G., dictionaries, encyclopedia, multimedia reference compendia or children's software), or productivity software (e.g., calendars, CAD, address book or label-making software) (all of the foregoing, Restricted Software).
               (d) The provisions of this section 4.3(d) shall apply during the three-year period referred to in section 4.3(a) in the event that Ziff-Davis publishes any CD-ROMs described in section 4.3(c)(iii) containing principally Restricted Software (the Specified CD-ROMs ).

                    (I) For any Specified CD-ROM that Ziff-Davis produces internally, Ziff- Davis shall offer to the Company the right to include on such CD-ROM an interactive version of a Company (or other Buyer affiliate) catalog or other promotional materials, not to exceed thirty megabytes, to promote Company products or Restricted Software. The Company shall comply with any formatting, content guidelines, copyright and trademark usage guidelines, and other terms and conditions that Ziff-Davis customarily imposes on providers of similar content to its CD-ROMs.

                    (ii) For any Specified CD-ROM that Ziff-Davis wishes to hire a third party to produce, Ziff-Davis shall offer to the Company the first opportunity to produce such Specified CD- ROM for Ziff-Davis. If the Company does not notify Ziff-Davis within three business days following receipt of any such offer from Ziff-Davis that it wishes to produce such Specified CD-ROM, Ziff-Davis shall be free thereafter to deal with other parties with respect to production of such Specified CD-ROM. If the Company does notify Ziff-Davis that it wishes to produce such Specified CD-ROM, then the parties shall negotiate financial and other terms of such production for a period to be mutually agreed by the parties in view of Ziff-Davis s publishing deadlines, and if the parties do not agree on such terms within such period, then Ziff- Davis shall be free thereafter to deal with other parties with respect to production of such Specified CD- ROM.

          4.4 CERTAIN AGREEMENTS. Simultaneously with the execution of this agreement, Ziff- Davis and the Company are entering into a Services Agreement in the form attached hereto as Exhibit D, which replaces and supersedes the Services Agreement between them dated as of January 1, 1994. Simultaneously with the execution of this agreement, Kunkel and Buyer are entering into the Stock Restriction and Repurchase Agreement and the Earn-Out Agreement and Kunkel and the Company are entering into an employment agreement in the form attached hereto as Exhibit E, which replaces and supersedes the employment agreement dated as of January 1, 1994 between Kunkel and the Company.

          4.5 FURTHER OBLIGATIONS. At any time and from time to time after this date, each party shall, without further consideration, execute and deliver to the other such other instruments of transfer and assumption and shall take such other action as the other may reasonably request to carry out the Transactions.

          4.6 AUTHOR AGREEMENTS. Ziff-Davis hereby assigns to the Company all of its right, title and interest in and to the author agreements and certain other agreements listed on Schedule 4.6. To the extent the consent of any third party is required to assign any such agreement and Sellers do not obtain such consent (which Sellers may elect to seek or not seek at their sole discretion), then Sellers (or as the case may be, Ziff-Davis) shall keep the agreement in effect and shall give Buyer the full benefit of the agreement to the same extent as if it had been assigned, and Buyer shall perform the obligations under the agreement relating to the benefit obtained by Buyer.

             5.   Survival of Representations and Related Matters.
                  ------------------------------------------------

          5.1  Survival; Determination of Damages.
               -----------------------------------
   All claims in connection with the representations and warranties of Buyer and of Seller contained in this agreement shall be excluded if and to the extent that they are not asserted in writing, enclosing substantiation by December 31, 1996 notwithstanding any investigation made by or on behalf of the other party; provided the representations and warranties in sections 2.1, 2.2, 2.4, 3.1 and 3.2 shall survive until March 31, 1997; and further provided that any claims in connection with section 2.14 resulting from tax audits or audits of the social security authorities conducted after the Closing Date, may be asserted within six months after a final assessment of taxes or of social security obligations has been issued and served upon the Company. Any claim that is notified in writing in accordance with the immediately preceding sentence and that has not either been resolved by the parties or become the subject of court proceedings within six months following the date of such written notice shall be deemed waived. Except as specifically set forth in this agreement, there are no representations or warranties, express or implied, made by either party in connection with the Transactions. Without limiting the generality of the foregoing, Sellers do not assume any further warranty as regards the legal and financial conditions or prospects of the Company.

          5.2  INDEMNIFICATION.    Subject to the terms of this section 5,
   Sellers shall indemnify Buyer and the Company and hold Buyer and the Company, harmless from and against any loss, defect, deficiency, liability, damage or expense (including reasonable attorneys' fees and legal costs) ("Damages") incurred by Buyer or the Company (i) resulting from or constituting any breach of any representation or warranty made by Sellers in this agreement or (ii) resulting from the proceedings listed on Schedule 5.2 (subject to the Buyer and the Company providing reasonable cooperation at the Sellers expense in connection with such proceedings). Subject to the terms of this section 5, Buyer shall indemnify and hold Seller harmless from and against any Damages incurred by Seller as a result of (i) any breach of any representation or warranty or failure to perform any covenant made by Buyer in this agreement or (ii) the failure by Buyer to or to cause the Company to pay, perform or discharge any obligation or liability of the Company that arises after the Closing Date. Any payments to be made by Sellers pursuant to this section 5.2 shall be payable, at the direction of Buyer, to either Buyer or the Company.

          5.3 TIME AND MANNER OF CLAIM. Buyer and Sellers shall be liable for damages arising from their respective breaches of their representations and warranties only to the extent that notice of a claim therefor is asserted by the other in writing within the relevant period set forth in section 5.1. Any notice of a claim alleging a breach of any of the representations and warranties contained in this agreement shall state specifically the representation or warranty with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of Damages asserted against the other party by reason of the claim.

          5.4 DEFENSE OF CLAIMS BY THIRD PARTIES. If any claim is made by a third party against the Company or Buyer, on the one hand, or Sellers on the other hand (the "Indemnified Party") that, if sustained, would give rise to a liability of any other party (the "Indemnifying Party") under this agreement, the Indemnified Party shall promptly cause notice of the claim to be delivered to the appropriate Indemnifying Party and shall afford such Indemnifying Party and its counsel, at its sole expense, the opportunity to
   defend or settle the claim.   The Indemnified Party shall cooperate, and may
   participate at its own expense, in the defense of the claim. If such notice and opportunity are not given to the appropriate Indemnifying Party, or if a claim is settled or compromised without the Indemnifying Party's consent, no liability shall be imposed upon the Indemnifying Party by reason of such claim. If the Indemnifying Party fails to defend the Indemnified Party within a reasonable time after receiving notice of a claim, the Indemnified Party shall be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of the Indemnifying Party.

          5.5 INDEMNIFICATION AMOUNTS. The Sellers shall not be liable for any loss, liability, defect, deficiency, damage or expense (including reasonable fees and expenses of counsel) pursuant to section 5.2 unless the aggregate amount of loss, liability, damage or expense incurred by Buyer exceeds DM 100,000, in which event the Sellers shall be liable only for the losses, liabilities, defects, deficiencies, damages or expenses incurred by the Buyer in excess of DM 100,000 and the Sellers' aggregate liability under
   section 5.2 shall not exceed DM 12,050,000.   The Indemnifying Party shall
   be subrogated to the rights of the Indemnified Party in respect of any insurance payments made by the Indemnified Party's insurers relating to Damages incurred by the Indemnified Party.

          5.6 SOLE REMEDY. In connection with any breach of a representation or warranty in this agreement, the remedies provided in sections 5.1 through 5.5 shall be the exclusive remedies of the parties and Buyer shall be limited to damage claims or a reduction of the Share Purchase Price within the limits set forth in section 5.5 above but shall not be entitled to rescind this agreement. Any other legal remedies of Buyer hereunder that are outside the scope of the representations and warranties in section 2 of this agreement (but subject to the last two sentences of section 5.1) shall remain unaffected hereby; provided, however, that any right of rescission shall be excluded from such remedies.

     6.   Miscellaneous.
          --------------

          6.1 FINDERS. Buyer and Seller respectively represent and warrant that each party will be liable for its own fees of any investment banker, broker or finder that such party may have engaged in connection with this agreement or the transactions contemplated by it.

          6.2 ENTIRE AGREEMENT. This agreement together with the Services Agreement, the Stock Restriction and Repurchase Agreement, the Employment Agreement and the Earn-Out Agreement constitutes, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters, and cannot be changed or terminated orally.

          6.3 GOVERNING LAW. This agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany. Any dispute arising in connection with this agreement shall be exclusively referred to the courts of competent jurisdiction in Munich.

          6.4 NOTICES. All notices and other communications under this agreement shall be in writing and shall be deemed given when delivered personally, or mailed by certified or registered mail, return receipt requested, or sent by overnight courier, to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

     If to Sellers, to:

          Ziff-Davis Verlag GmbH
          Riesstrasse 25
          Block C-4th Floor
          80992 Munchen
          Attn:  J.B. Holston

     with a copy sent to:

          Dr. Helmut Kunkel
          Dietlindeustrasse 20b
          80802 Munchen
     with a copy sent to:

          Dr. Dirk-Reiner Martens
          Beiten, Burkhardt, Mittl & Wegener
          Leopoldstrasse 236
          80807 Munchen

     If to Buyer, to:

          Neal S. Winneg
          SoftKey International Inc.
          One Athenaeum Street
          Cambridge, MA  02142

          6.5 SEPARABILITY. If any provision (including, but not limited to, section 4.3) of this agreement is invalid or unenforceable, the balance of this agreement shall remain in effect. In lieu of the invalid provision the parties undertake to agree a valid provision which corresponds as closely as possible to the intent and purpose of the invalid provision. In the event of incompleteness such provision shall be agreed upon as, in accordance with the intent and purpose of this agreement, would have been agreed upon had the parties originally considered such matter.

          6.6 WAIVER. Any party may waive compliance by another with any of the provisions of this agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

          6.7 PUBLICITY. Neither Buyer nor Sellers shall issue any press release or public announcement of any kind concerning the transactions contemplated by this agreement without the prior written consent of the other, which consent shall not be unreasonably withheld.

          6.8  FEDERAL CARTEL OFFICE.    The parties authorize each other to
   give notice of this agreement to the competent cartel authority and shall participate in such notification by making available necessary figures and other details in the event that one of the parties deems it necessary to give such a notification. The costs of any cartel filing requirements shall be borne by Buyer.

          6.9 ASSIGNMENT. Neither party may assign any of its rights or delegate any of its duties under this agreement without the consent of the other, except that Buyer or Ziff-Davis may assign its rights and delegate its duties hereunder to an affiliate. Any attempted assignment in violation of this provision shall be void.

          6.10 PROCEEDS. Kunkel and Ziff-Davis hereby irrevocably agree that, notwithstanding their respective percentage interests in the registered share capital of the Company, the Cash Purchase Price shall be paid to Ziff-Davis in accordance with this agreement and shall be allocated by Ziff-Davis internally between Kunkel and Ziff-Davis; provided that the satisfaction of Buyer's obligations hereunder shall not be affected by such allocation.

          6.11 APPOINTMENT OF AGENT. Kunkel hereby irrevocably appoints Ziff-Davis as his agent to act in his name in connection with all matters relating to this agreement and the transactions contemplated by this agreement, and Kunkel gives the Agent full power and authority to execute amendments to this agreement, to give and receive all notices and other communications relating to this agreement, and to execute any instruments and documents that Ziff-Davis may determine necessary in the exercise of its authority pursuant to this power of attorney, with the same effect as if he had taken such action himself and Kunkel acknowledges that Buyer may rely and act upon any action taken by Ziff-Davis and upon any instruments and documents signed by Ziff-Davis with the same force and effect as if he had himself so acted.

SELLERS:
HELMUT KUNKEL                        ZIFF-DAVIS VERLAG GmbH

            *                        By:          *
- -------------------------               -------------------------
                                        Name: Christoph Kuchman

BUYER: SOFTKEY INTERNATIONAL INC.

By:         *
    -------------------------
    Name: Eckart Wilcke


Agreed and accepted with respect to sections 1.3, 4.3, 4.4 and 4.6:

TEWI VERLAG GMBH



By:         *
   -------------------------
   Name: Helmut Kunkel



   *  Executed in the Federal Republic of Germany by Notarial Deed